Exhibit 99.4

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited condensed combined pro forma financial statements and explanatory notes have been prepared to give effect to the proposed merger of Roadway Corporation (“Roadway”) with and into a subsidiary of Yellow Corporation (“Yellow”), the proceeds of Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and the consummation of Yellow’s other currently contemplated financing transactions related to the proposed merger. At the effective time of the proposed merger, Roadway will be merged with and into a wholly owned acquisition subsidiary of Yellow. The transaction is being accounted for as a purchase business combination.

In general, upon the effectiveness of the proposed merger, each share of Roadway stock (except those shares owned directly or indirectly by Roadway or Yellow and those shares held by dissenting stockholders) will be converted into 1.924 shares of Yellow common stock. However, a Roadway stockholder may elect to receive $48.00 in cash in lieu of Yellow stock for each share of the stockholder’s Roadway stock. Notwithstanding the individual elections of the Roadway stockholders, no more than 50% of the Roadway shares may be converted into cash and certain adjustments will be made so that the aggregate consideration in the proposed merger will consist of approximately 50% cash and 50% Yellow common stock. See “Description of the Merger”.

The exchange ratio of 1.924 shares will be subject to further adjustment based upon the 20-trading-day average of the per share closing price of Yellow common stock as of the date five trading days before closing of the merger. If the average price is less than $21.21, the exchange ratio shall be the quotient of $40.81 and the average price, or if the average price is greater than $28.69, then the exchange ratio shall be the quotient of $55.20 and the average price. If the average price of Yellow common stock is less than $16.63, Yellow may elect not to consummate the proposed merger.

In accordance with Article 11 of Regulation S-X under the Securities Act of 1933, an unaudited condensed combined pro forma balance sheet as of June 30, 2003 and unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2003 and the year ended December 31, 2002, have been prepared to reflect the proposed merger (treated as an acquisition of Roadway), the proceeds of Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and the consummation of Yellow’s other currently contemplated financing transactions related to the proposed merger. The following unaudited condensed combined pro forma financial statements have been prepared based upon historical financial statements of Yellow and Roadway. Yellow operates on a calendar quarter reporting basis. Roadway operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter. Additionally, the unaudited condensed combined pro forma financial statements reflect certain balance sheet and statement of operations reclassifications made to conform Roadway’s presentations to those of Yellow. The unaudited condensed combined pro forma financial statements should be read in conjunction with:

•	Yellow’s historical audited consolidated financial statements for the year ended December 31, 2002, and its unaudited condensed consolidated financial statements as of June 30, 2003 and for the six months ended June 30, 2003; and

•	Roadway’s historical audited consolidated financial statements for the year ended December 31, 2002, and its unaudited condensed consolidated financial statements as of June 21, 2003 and for the twenty-four week period (two quarters) ended June 21, 2003.

The unaudited condensed combined pro forma balance sheet was prepared by combining Yellow’s historical unaudited consolidated balance sheet as of June 30, 2003 and Roadway’s historical unaudited consolidated balance sheet as of June 21, 2003, adjusted to reflect the proposed merger, the proceeds of Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and the consummation of Yellow’s other currently contemplated financing transactions related to the proposed merger, as if each had occurred at June 30, 2003.

The unaudited condensed combined pro forma statements of operations were prepared using the historical consolidated statements of operations for both Yellow and Roadway assuming the proposed merger and related transactions had each occurred on January 1, 2002. The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2002 was prepared by combining the historical audited consolidated statement of operations of Yellow and the historical audited consolidated statement of income of Roadway for the year ended December 31, 2002. The unaudited condensed combined pro forma statement of operations for the six months ended June 30, 2003 was prepared by combining the historical unaudited consolidated statement of operations of Yellow for the six month period ended June 30, 2003 and the historical unaudited consolidated statement of income of Roadway for the twenty-four week period (two quarters) ended June 21, 2003. The unaudited condensed combined pro forma statements of operations give effect to the costs associated with financing the proposed merger, including interest expense and amortization of deferred financing costs associated with Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and other currently contemplated financing transactions related to the proposed merger, and the impact of other purchase accounting adjustments.

The unaudited condensed combined pro forma financial statements are prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the merger transaction described above had been consummated at the beginning of the periods or the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The unaudited condensed combined pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the proposed merger or the result of final valuations of tangible and intangible assets and liabilities.

The process of valuing Roadway’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. Following closing of the proposed merger, we will finalize the process of determining the fair value at the date of acquisition of the tangible and intangible assets and liabilities of Roadway. As a result of this process, we anticipate that a portion of the amount classified as goodwill in the unaudited condensed combined pro forma financial statements, which in accordance with Statement of Financial Accounting Standards No. 142 will not be amortized, will be reclassified to the tangible and identified intangible assets and liabilities acquired, based on their estimated fair values at the date of acquisition. These tangible and identified intangible assets will be depreciated and amortized over their estimated useful lives. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented in the unaudited condensed combined pro forma statements of operations and the effects cannot be quantified at this time.

The proposed merger had not been consummated as of the preparation of these unaudited condensed combined pro forma financial statements.

Unaudited Condensed Combined Pro Forma Balance Sheet

At June 30, 2003

	Historical		Pro Forma
	Yellow	Roadway (at June 21, 2003)	Adjustments		Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$49,811	$125,692	$(490,395	) (1)	$8,618
			250,000	(2)
			325,000	(3)
			53,000	(4)
			(100,000	) (5)
			(93,450	) (6)
			(111,040	) (7)
Accounts receivable, net	334,360	215,055	25,400	(8)	674,815
			100,000	(5)
Prepaid expenses and other	31,765	49,541	(16,795	) (9)	64,511

Total current assets	415,936	390,288	(58,280)		747,944

Property and equipment, at cost	1,698,586	1,511,699	225,000	(10)	2,419,603
			(1,015,682	)(11)
Less: accumulated depreciation	(1,127,405)	(1,015,682)	1,015,682	(11)	(1,127,405)

Net property and equipment	571,181	496,017	225,000		1,292,198

Goodwill	20,469	286,181	812,389	(1)	832,858
			(286,181	)(12)
Deferred income taxes	—	44,598	(44,598	) (9)	—
Other assets	33,095	46,495	25,400	(6)	96,871
			(8,119	) (7)

Total Assets	$1,040,681	$1,263,579	$665,611		$2,969,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,283	$164,806	$(57,526	)(13)	$178,563
Wages, vacations and employees’ benefits	166,369	125,162			291,531
Other current and accrued liabilities	113,572	51,378	(16,795	) (9)	200,994
			(4,687	) (9)
			57,526	(13)
ABS borrowings	50,000	—	53,000	(4)	103,000
Current maturities of long-term debt	40,259	10,511	(45,761	) (7)	5,009

Total current liabilities	441,483	351,857	(14,243)		779,097

Long-term liabilities:
Long-term debt, less current portion	33,983	270,279	250,000	(2)	840,573
			325,000	(3)
			(65,279	) (7)
			26,590	(14)
Claims and other liabilities	76,967	65,029	37,900	(15)	173,196
			(6,700	)(16)
Accrued pension and postretirement health care	76,293	147,800	50,800	(17)	274,893
Deferred income taxes	27,089	10,476	11,328	(9)	48,893

Total long-term liabilities	214,332	493,584	629,639		1,337,555

Total shareholders’ equity	384,866	418,138	472,742	(1)	853,219
			(418,138	)(18)
			(4,389	)(19)

Total Liabilities and Shareholders’ Equity	$1,040,681	$1,263,579	$665,611		$2,969,871

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2002

	Historical		Pro Forma
	Yellow	Roadway	Adjustments		Combined
	(in thousands, except per share data)
Revenue	$2,624,148	$3,010,776	$3,000	(8)	$5,637,924

Operating expenses:
Salaries, wages and employees’ benefits	1,717,382	1,934,482			3,651,864
Operating expenses and supplies	385,522	479,415	(2,154	)(13)	862,783
Operating taxes and licenses	75,737	76,662			152,399
Claims and insurance	57,197	63,621			120,818
Depreciation and amortization	79,334	75,786	2,154	(13)	157,174
			(100	)(20)
Purchased transportation	253,677	289,612			543,289
(Gains) losses on property disposals, net	425	(650)			(225)
Spin-off and reorganization charges	8,010	—			8,010

Total operating expenses	2,577,284	2,918,928	(100)		5,496,112

Operating income	46,864	91,848	3,100		141,812

Interest expense	7,211	23,268	3,249	(13)	59,642
			25,914	(21)
ABS facility charges	2,576	3,688	(6,264	)(21)	—
Other, net	(509)	2,855	(3,249	)(13)	(903)

Nonoperating expenses, net	9,278	29,811	19,650		58,739

Income from continuing operations before income taxes	37,586	62,037	(16,550)		83,073
Income tax provision	13,613	26,895	(6,620	)(22)	33,888

Income from continuing operations	$23,973	$35,142	$(9,930)		$49,185

Earnings per share from continuing operations:
Basic	$0.86	$1.90			$1.03
Diluted	0.84	1.85			1.02
Average common shares outstanding:
Basic	28,004	18,507			47,661
Diluted	28,371	18,999			48,028

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Six Months Ended June 30, 2003

	Historical		Pro Forma
	Yellow	Roadway (for the two quarters ended June 21, 2003)	Adjustments		Combined
	(in thousands, except per share data)
Revenue	$1,394,546	$1,495,598	$7,300	(8)	$2,897,444

Operating expenses:
Salaries, wages and employees’ benefits	896,784	943,658			1,840,442
Operating expenses and supplies	213,851	260,434	(302	)(13)	473,983
Operating taxes and licenses	39,259	38,554			77,813
Claims and insurance	23,454	29,641			53,095
Depreciation and amortization	41,086	34,169	302	(13)	75,507
			(50	)(20)
Purchased transportation	135,979	150,509			286,488
Losses on property disposals, net	41	841			882
Spin-off and reorganization charges	—	—			—

Total operating expenses	1,350,454	1,457,806	(50)		2,808,210

Operating income	44,092	37,792	7,350		89,234

Interest expense	5,271	9,881	2,223	(13)	29,345
			11,970	(21)
ABS facility charges	—	1,813	(1,813	)(21)	—
Other, net	(436)	1,144	(2,223	)(13)	(1,515)

Nonoperating expenses, net	4,835	12,838	10,157		27,830

Income from continuing operations before income taxes	39,257	24,954	(2,807)		61,404
Income tax provision	15,271	10,481	(1,123	)(22)	24,629

Income from continuing operations	$23,986	$14,473	$(1,684)		$36,775

Earnings per share from continuing operations:
Basic	$0.81	$0.77			$0.75
Diluted	0.80	0.76			0.74
Average common shares outstanding:
Basic	29,585	18,802			49,242
Diluted	29,826	19,177			49,483

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA

FINANCIAL STATEMENTS

(1)	The process of valuing Roadway’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. These unaudited condensed combined pro forma financial statements are not necessarily indicative of the operating results or financial position that would have occurred had the proposed merger been consummated at the dates indicated, nor necessarily indicative of future operating results.

The purchase price is estimated as follows (in thousands, except per share data):

Merger consideration of approximately $963.1 million, based on $24.00 cash consideration per Roadway share, a fixed exchange ratio of 1.924 Yellow shares for each Roadway share, and the assumption of a 50% cash, 50% stock election by Roadway shareholders. For purchase accounting purposes, the Yellow common stock component of the merger consideration was valued at $24.05 per share, which represents the simple average of the daily opening and closing trade prices for the period from July 3, 2003 through July 10, 2003, the period immediately surrounding the date of the announcement of the proposed merger.

Cash	$490,395
Common stock (19.7 million Yellow shares)	472,742

Total merger consideration	963,137
Acquisition and change of control costs	49,150

Total purchase price	1,012,287
Net tangible assets acquired at fair value	199,898	*

Costs in excess of net tangible assets of the acquired company (Goodwill)	$812,389	**

*	Net tangible assets acquired at fair value is comprised of the following (in thousands):

Roadway historical net tangible assets at June 21, 2003		$131,957
Purchase accounting adjustments, as described in the following notes:
Merger-related expenses incurred by Roadway	(11,900)
Write-off of certain deferred financing costs	(8,003)
Conform revenue recognition policy	25,400
Adjust property and equipment to fair value	225,000
Adjust senior notes to fair value	(26,590)
Conform workers’ compensation policy	(37,900)
Elimination of accrual for Roadway deferred shares	6,700
Adjustment to pension and postretirement health care liabilities	(50,800)
Current and deferred income taxes associated with purchase accounting adjustments	(53,966)

Total purchase accounting adjustments		67,941

Net tangible assets acquired at fair value		$199,898

**	Goodwill reflects the preliminary estimated adjustment for the costs in excess of net tangible assets of Roadway at estimated fair value. Subsequent to closing of the merger, we will be completing a study to determine the allocation of the total purchase price to the various tangible and intangible assets acquired and the liabilities assumed in order to allocate the purchase price. Management believes, on a preliminary basis, there may be intangible assets that will be assigned a fair value in the purchase price allocation. The sensitivity of the valuations regarding the above can be significant. Accordingly, as we conclude our evaluation of the assets acquired and liabilities assumed upon closing the merger, allocation of the purchase price among the tangible and intangible assets will be subject to change. Any such change may also impact results of operations.

(2)	Reflects gross proceeds of Yellow’s recent offering of $250.0 million aggregate principal amount of its 5.0% contingent convertible senior notes due 2023.

(3)	Reflects gross proceeds of Yellow’s other currently contemplated financing transactions related to the proposed merger, comprised of $175.0 million of secured term loan borrowings and $150.0 million of senior unsecured debt securities.

(4)	Reflects additional borrowings under Yellow’s asset backed securitization (ABS) facility.

(5)	Reflects the elimination of Roadway’s ABS facility as a component of the currently contemplated financing transactions. As Roadway’s ABS facility receives sales treatment for financial reporting purposes and is therefore not reflected on its balance sheets, elimination of that facility effectively brings accounts receivable back onto the balance sheet.

(6)	Represents costs associated with completing the proposed merger and the currently contemplated financing transactions, including Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023, as follows (in thousands):

Direct transaction costs, including investment banking, legal, accounting and other fees:
Yellow	$12,650
Roadway	11,900
Deferred debt issuance costs	25,400
Bridge financing costs	4,500
Debt prepayment penalties	2,500
Director, officer and fiduciary insurance premium costs	6,100	*
Change of control costs	30,400	**

Total	$93,450

*	This item represents the estimated cost to provide director, officer and fiduciary liability insurance coverage for Roadway directors, officers and employees for periods prior to the date of the proposed merger. In accordance with the merger agreement, this coverage will be provided for six years after the effective date of the proposed merger.

**	The change of control costs represent the estimated maximum cost of various change of control provisions for key Roadway executives.

(7)	Reflects the payoff of certain existing indebtedness in conjunction with the currently contemplated financing transactions and the write-off of deferred financing costs.

(8)	Represents the adjustment necessary to conform Roadway’s revenue recognition policy to the policy used by Yellow.

(9)	Represents the impact on currently payable and deferred income taxes of the pro forma adjustments presented.

(10)	Represents the net adjustment to Roadway’s property and equipment based on initially estimated fair values.

(11)	Represents the elimination of Roadway’s historical accumulated depreciation.

(12)	Represents the elimination of the historical goodwill of Roadway.

(13)	Reflects certain balance sheet and statement of operations reclassifications made to conform Roadway’s presentation to the presentation used by Yellow.

(14)	Represents an increase in the fair value of Roadway’s senior notes based on current market prices.

(15)	Represents the estimated adjustment necessary to conform Roadway’s workers’ compensation accrual policy to the policy used by Yellow.

(16)	Represents the elimination of the accrual previously established for shares of Roadway common stock that were deferred by the recipient under one of Roadway’s compensation plans. These shares of Roadway common stock were distributed to the recipients upon the initial filing of this joint proxy statement/prospectus.

(17)	Represents the estimated adjustment necessary to eliminate previously unrecognized gains or losses, prior service cost, and transition assets or obligations related to Roadway’s defined benefit pension and postretirement health care benefit plans for employees not covered by collective bargaining agreements.

(18)	Represents the elimination of Roadway’s historical shareholders’ equity balances.

(19)	Represents the after-tax impact of bridge financing costs, debt prepayment penalties, and the write-off of Yellow’s deferred financing costs associated with completing the currently contemplated financing transactions.

(20)	Adjustment to record lower depreciation expense on the new basis of Roadway’s property and equipment. The fair value of longer-lived assets increased while the fair value of shorter-lived assets decreased.

(21)	Adjustment to record additional interest expense and amortization of deferred financing costs on borrowings related to Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and other currently contemplated financing transactions related to the proposed merger. The estimated weighted average annual interest rate of the currently contemplated debt structure is 6.1%. A 1/8th% change in the variable interest rates associated with these borrowings would have a $0.3 million effect on annual interest expense. A $10.0 million change in the amount of borrowings necessary to finance the proposed merger would have a $0.6 million effect on annual interest expense.

(22)	Adjustment to record the income tax impact of the pro forma adjustments at an effective income tax rate of 40.0%.